Exhibit 10.18

Short-Term Incentive Plan Amended and Restated Effective 1/1/2007

ARTICLE 1
Philosophy, Strategy and Purpose

1.1     Incentive Compensation Philosophy. The goal of the Company’s compensation policies and incentive plans is to inspire and reward achievement of the Company’s strategic objectives, by encouraging balanced and sound business decision-making for the long-term benefit of the Company. The Company believes that this approach aligns the interests of eligible participants with those of the shareholders.

1.2     Strategy. The incentive strategy of the Company is to benchmark peer group, industry, and appropriate labor market criteria as a component of total remuneration. The target compensation position is the 50th percentile of market consensus.

1.3     Purpose. The purpose of the Short-Term Incentive Plan (the “Plan”) is to aid SEMCO Energy, Inc. (the “Company”) in attracting, retaining, motivating and rewarding employees of the Company or its subsidiaries or affiliates who participate in the Plan (the “Participants”), to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of the Company’s annual goals, and to promote the creation of value for shareholders. The Plan authorizes the payment of cash incentives to Participants.

ARTICLE 2
Performance Levels, Opportunity Levels, Weightings

2.1     Incentive Performance Levels. The threshold, target, and maximum performance levels and related payouts for the Plan shall be determined annually by the Compensation Committee and approved by the Board of Directors. Such annual performance targets and payouts shall be appropriate for the particular annual metrics chosen to measure performance under the Plan and shall take into consideration any other facts and circumstances the Compensation Committee deems it necessary or appropriate to consider in making these determinations.

2.2     Incentive Opportunity Levels. The following table delineates at target individual incentive opportunity levels as a percentage of base salary for each Participant group. The threshold and maximum levels are established annually by the Compensation Committee.

Group	Target
President & CEO	60.0%
SVP & COO	50.0%
SVP & CFO	40.0%
SVP & General Counsel	40.0%
VP of HR & Administration	40.0%
VP & Deputy General Counsel	30.0%
VP & Controller / Regional VP	25.0%
Employee Director	20.0%
Manager	6.0%
Supervisor	3.0%
Salaried Professional Positions	2.0%

2.3     Performance Measurement Weightings. The Plan metrics are a combination of annual Corporate and Balanced Scorecard results as measured on each eligible Participant’s annual Performance Assessment. The following table delineates the performance measurement weightings:

Group	Corporate Results (Financial Targets)	Individual Results (Balanced Scorecard)
President & CEO	70%	30%
SVP & COO	70%	30%
SVP & CFO	70%	30%
SVP & General Counsel	60%	40%
VP of HR & Administration	60%	40%
VP & Deputy General Counsel	50%	50%
VP & Controller / Regional VP	40%	60%
Employee Director	30%	70%
Manager	20%	80%
Supervisor	20%	80%
Salaried Professional Positions	20%	80%

ARTICLE 3
Participants and Payouts

3.1     Participants. Participation in the Plan shall be based on job title. Exceptions shall be approved by the Compensation Committee and the Board of Directors.

Employees who become Participants in the Plan for a portion of a Plan year will have their opportunity level prorated. Employees must be employed at the time of the Plan payout to be eligible for a payout, except for the case of death, total disability or retirement (in which case payout will be prorated based on the last day of active employment). Employees who voluntarily leave the Company or are released for cause prior to Plan payout are not eligible to receive any payout under the Plan.

3.2     Payouts. Payouts under the Plan will be accrued on the books of the Company during the Plan year. Accruals must be adjusted prior to or at year-end to accommodate above target performance. The performance level for Incentive Opportunity must reflect all of the appropriate accrued payout. The CEO shall submit to the Compensation Committee recommendations for payout under the Plan. The CEO may recommend the payout to be less than the formulas reflect considering the following factors: difficulty of objectives, unusual occurrences, windfalls, or other extenuating circumstances; provided, however, that the payout recommendation may not be increased. Payouts will be reviewed and approved by the Compensation Committee and the Board, generally at their February meetings following the Plan year, and, if approved, will be paid no later than March 15th.

ARTICLE 4
Administration

4.1     Administration. The Compensation Committee is responsible for recommending the compensation for senior management. The Compensation Committee will report periodically to the Board of Directors about the work of the Compensation Committee. The Compensation Committee will meet from time to time to establish Plan goals, threshold, target and maximum performance levels, review progress, and (if appropriate) recommend to the Board of Directors approval of Plan goals, threshold, target and maximum performance levels, and payouts.

4.2     CEO’s Participation. Although not a member of the Compensation Committee, the CEO attends Compensation Committee meetings in an advisory capacity. The CEO’s participation allows the Compensation Committee to remain fully independent of management while at the same time receive input from the CEO on the Plan.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Short-Term Incentive Plan, which is effective as of January 1, 2007, to be executed as of the 22nd day of February, 2007.

SEMCO ENERGY, INC.

By:	/s/ Lance S. Smotherman

Title:	Sr.V.P. of H.R. & Admin.